                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             TELOCITY DELAWARE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     87971D
                               -------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                / / Rule 13d-1(c)
                                /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87971D                      13G                           Page 2 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        DEER IV & CO. LLC ("Deer IV")*
        11-3298116
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER
                               7,237,642 shs.*
         Number of   -----------------------------------------------------------
          Shares      6        SHARED VOTING POWER
       Beneficially            -0- shs.
         Owned By    -----------------------------------------------------------
           Each       7        SOLE DISPOSITIVE POWER
         Reporting             7,237,642 shs*.
          Person     -----------------------------------------------------------
           With       8        SHARED DISPOSITIVE POWER
                                -0- shs.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,237,642 shs.*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.6%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the General Partner of BVP IV, Bessec IV and BVI LP.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87971D                      13G                           Page 3 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
        11-3298115
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

          Number of                         3,230,677 shs.*
           Shares                -----------------------------------------------
        Beneficially                6       SHARED VOTING POWER
          Owned By
            Each                            -0- shs.
          Reporting              -----------------------------------------------
           Person                   7       SOLE DISPOSITIVE POWER
            With
                                            3,230,677 shs.*
                                 -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            -0- shs.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,230,677 shs.*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.84%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87971D                      13G                           Page 4 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BESSEC VENTURES IV L.P. ("Bessec IV")*
        11-3408591
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            3,246,997 shs.*
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         3,246,997 shs.*
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,246,997 shs.*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.86%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87971D                      13G                           Page 5 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        BESSEMER VENTURE INVESTORS L.P. ("BVI LP")*
        11-3352639
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            759,968 shs.*
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         759,968 shs.*
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        759,968 shs.*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.90%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87971D                      13G                           Page 6 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        BESSEMER VENTURE ASSOCIATES LLC ("BVA")
        11-3425944
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            803,342 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0- shs.
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         803,342 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0- shs.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        803,342 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.95%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                           Page 7 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William T. Burgin
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            192,868 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         192,868 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        192,868 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.22%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                           Page 8 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert H. Buescher
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            62,576 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         62,576 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        62,576 shs.
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.07%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                           Page 9 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neill H. Brownstein
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            84,674 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         84,674 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        84,674 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.10%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 10 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Hardymon Family Limited Partnership
        04-3400-986
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            87,828 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         87,828 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        87,828 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.10%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 11 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert P. Goodman
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            64,538 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         64,538 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        64,538 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.07%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 12 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael I. Barach
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            54,674 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         54,674 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,674 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.06%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 13 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher F.O. Gabrieli
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            149,848 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         149,848 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        149,848 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.17%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 14 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gabrieli Family Foundation
        77-0309-791
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            17,840 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         17,840 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,840 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.02%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 15 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David J. Cowan
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            163,906 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         163,906 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        163,906 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.19%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 16 of 21

--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robi L. Soni
        ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                            130,352 shs.
          Number of              -----------------------------------------------
           Shares                   6       SHARED VOTING POWER
        Beneficially                        -0-
          Owned By               -----------------------------------------------
            Each                    7       SOLE DISPOSITIVE POWER
          Reporting                         130,352 shs.
           Person                -----------------------------------------------
            With                    8       SHARED DISPOSITIVE POWER
                                            -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        130,352 shs.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.15%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

CUSIP No. 87971D                      13G                          Page 17 of 21

ITEM 1.

(a) Name of Issuer:

                           Telocity Delaware, Inc.

(b) Address of Issuer's Principal Executive Office:

                           10355 N. Deanza Boulevard
                           Cupertino, California 95014

ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Associates LLC ("BVA"), a Delaware limited liability company having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York. The principal business of each of BVP IV, Bessec IV, BVI LP, and BVA is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose members are Robert H. Buescher, William T. Burgin, Neill H.Brownstein, Robert P. Goodman, Michael I. Bacach, Christopher F.O. Gabrieli, David J. Cowan, Robi L. Soni, who are all United States citizens and by the Hardymon Family Limited Partnership, the Gabrieli Family Foundation and by Messrs. Brownstein, Burgin, Goodman, Barach, Buescher, Soni, and
Cowan. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181- 2101. The other members' principal address is the Wellesley address.

(d) Title of Class of Securities:

                           Common Stock

(e) CUSIP Number:

                           87971D

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

CUSIP No. 87971D                      13G                          Page 18 of 21

         Not applicable.

ITEM 4. OWNERSHIP.

         Items 5 through 9 of Pages 2 through 16 of this Statement incorporated herein by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 87971D                      13G                          Page 19 of 21


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                     February 14, 2001
                                     -------------------------------------------
                                             Date

                                     BESSEMER VENTURE PARTNERS IV L.P.

                                     By: Deer IV & Co. LLC, General Partner

                                     By:/s/ Robert H. Buescher
                                        ----------------------------------------
                                          Robert H. Buescher, Manager

                                     BESSEC VENTURES IV L.P.

                                     By:  Deer IV & Co. LLC, General Partner


                                     By:/s/ Robert H. Buescher
                                        ----------------------------------------
                                          Robert H. Buescher, Manager


                                     BESSEMER VENTURE INVESTORS, L.P.


                                     By:  Deer IV & Co, LLC, General Partner


                                     By:/s/ Robert H. Buescher
                                        ----------------------------------------
                                          Robert H. Buescher, Manager


                                     DEER IV & CO. LLC


                                     By:/s/ Robert H. Buescher
                                        ----------------------------------------
                                          Robert H. Buescher, Manager

CUSIP No. 87971D                      13G                          Page 20 of 21


                                     BESSEMER VENTURE ASSOCIATES LLC

                                     By:/s/ Robert H. Buescher
                                        ----------------------------------------
                                          Robert H. Buescher, Manager


                                     WILLIAM T. BURGIN


                                     By:          *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact

                                     G. FELDA HARDYMON


                                     By:          *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact


                                     CHRISTOPHER F. O. GABRIELI


                                     By:          *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact


                                     DAVID J. COWAN


                                     By:          *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact

                                     ROBI L. SONI

                                     By:          *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact

CUSIP No. 87971D                      13G                          Page 21 of 21



                                     ROBERT P. GOODMAN

                                     By:         *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact


                                     MICHAEL I. BARACH

                                     By:         *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact


                                     THE GABRIELI FAMILY FOUNDATION

                                     By:         *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact

                                     THE HARDYMON FAMILY LIMITED PARTNERSHIP

                                     By:         *
                                        ----------------------------------------
                                          Robert H. Buescher
                                          Attorney-in-Fact

                                 By:  /s/ Robert H. Buescher
                                     -------------------------------------------
                                     Robert H. Buescher for himself and as
                                     Attorney-in-Fact for the above parties
                                     having an asterisk (*) above their
                                     signature line.